Filed Pursuant to Rule 424(b)(3)
                                                           File No. 333-48708
                                                           File No. 333-51216

                              PROSPECTUS SUPPLEMENT
                     (To Prospectus dated October 26, 2000)

                              Network Commerce Inc.

                                  Common Stock

This Prospectus Supplement supplements the Prospectus dated October 26, 2000 of Network Commerce Inc. relating to the offer and sale of shares of our common stock by the selling shareholder (the "Prospectus"). Of the 900,000 shares originally registered for sale under the Prospectus, 363,985 have been sold by the selling shareholder in a manner consistent with the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus which is deemed incorporated herein by this reference. All references to numbers of shares in this Prospectus Supplement are adjusted to reflect the reverse 1-for 15 split of our common stock described below.

RECENT DEVELOPMENTS

On June 15, 2001, we completed a 1-for-15 reverse split of our outstanding common stock. Upon the effectiveness of the reverse stock split, each 15 shares of common stock were converted and reclassified as one share of post-split common stock, and each existing stock certificate represented one-fifteenth the number of shares shown thereon. Fractional shares were rounded up. The reverse split was effective and applied to shareholders of record immediately prior to the opening of trading on the Nasdaq National Market on Monday, June 18, 2001.

On September 28, 2000, in connection with the closing of a private placement, we issued convertible promissory notes in the aggregate principal amount of $20.0 million (the "Convertible Notes") to Capital Ventures International ("CVI"). On July 25, 2001, we cancelled the Convertible Notes in exchange for a cash payment to CVI of $2.2 million and delivery of a new convertible promissory note in the principal amount of $1.5 million (the "Settlement Note"). The remaining 536,015 shares of our common stock covered by the Registration Statement to which this Prospectus Supplement relates are issuable upon conversion of the Settlement Note.


            The date of this prospectus supplement is August 3, 2001.